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                                                                   Exhibit 23(b)


[Letterhead of Stoy, Malone & Company, P.C.]


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of our report dated October 15, 1999 relating to the audited historical summary of gross income and direct operating expenses of Avondale Apartments for the year ended December 31, 1998, which report is included in the Trust's Current report on Form 8-K dated September 20, 1999, filed October 5, 1999, amended November 30, 1999; of our report dated November 11, 1999 relating to the audited historical summary of gross income and direct operating expenses of 600 Jefferson Plaza and 1700 Research Boulevard for the year ended December 31, 1998, which report is included in the Trust's Current Report on Form 8-K dated September 20, 1999, filed October 5, 1999, amended November 30, 1999; of our report dated September 30, 1998 relating to the audited historical summary of gross income and direct operating expenses of Northern Virginia Industrial Park for the year ended December 31, 1997, which report is included in the Trust's Current Report on Form 8-K dated September 30, 1998, filed October 15, 1998; and of our report dated December 4, 1998 relating to the audited historical summary of gross income and direct operating expenses of Woodburn Medical Park for the year ended December 31, 1997, which report is included in the Trust's Current Report on Form 8-K dated November 30, 1998, filed December 15, 1998.



STOY, MALONE & COMPANY, P.C.
/s/ Stoy, Malone & Company, P.C.
Baltimore, Maryland
January 30, 2001